Exhibit 99.1

News

Release

FOR IMMEDIATE RELEASE

Investor Contact:	Helen M. Wilson (441) 299-9283
Media Contact:	Robert T. Grieves (212) 621-8684

ACE LIMITED REPORTS FOURTH QUARTER, YEAR-END RESULTS

HAMILTON, Bermuda, February 2, 2005 — ACE Limited (NYSE: ACE) today reported net income for the fourth quarter ended December 31, 2004 of $282 million or $0.94 per common share after payment of preferred dividends, compared with net income of $444 million or $1.53 per share for the same quarter last year. Income excluding net realized gains (losses) for the fourth quarter was $166 million, or $0.54 per share, compared with $328 million or $1.12 per share for the same quarter of last year.(1) The asbestos, environmental and other run-off (A&E) losses resulted in an after-tax charge of $302 million for the quarter or $1.06 per share. The combined ratio for the quarter was 104.0%. Excluding A&E losses, the combined ratio would be 87.7%, a 4.2 point improvement over the comparable quarter in 2003.(1)

Fourth Quarter Summary

(in millions, except share and per share amounts)

	2004	2003	Change	(Per Share - Diluted)
				2004	2003	Change
Net income	$282	$444	(37%)	$0.94	$1.53	(39%)
Net realized gains (losses), net of tax	116	116	—	0.40	0.41	—
Income excluding net realized gains, net of tax (1)	166	328	(49)	0.54	1.12	(52)
A&E charge, net of tax	302	—	—	1.06	—	—
Income excluding net realized gains (losses) and A&E charge, net of tax(1)	$468	$328	43%	$1.60	$1.12	43%
Combined ratio, excluding A&E charge	87.7%	91.9%

Net income for the year decreased 20 percent to $1.1 billion or $3.83 per share, compared with $1.4 billion or $5.01 per share in 2003. For 2004, income excluding net realized gains (losses) decreased 17 percent to $1.0 billion or $3.30 per share, compared with $1.2 billion or $4.21 per share in 2003. Record industry catastrophe losses resulted in an after-tax net loss of $437 million or $1.53 per share, compared with $105 million or $0.38 per share in 2003. The combined ratio for the year was 96.6%.

Years Ended

(in millions, except share and per share amounts)

	2004	2003	Change	(Per Share - Diluted)
				2004	2003	Change
Net income	$1,139	$1,417	(20%)	$3.83	$5.01	(24%)
Net realized gains, net of tax	151	220	—	0.53	0.80	—
Income excluding net realized gains (losses), net of tax(1)	988	1,197	(17)	3.30	4.21	(22)
A&E charge, net of tax	302	—	—	1.06	—	—
Catastrophe losses, net of tax	437	105	—	1.53	0.38	—
Income excluding net realized gains (losses), A&E charge and catastrophe losses, net of tax(1)	$1,727	$1,302	32%	$5.89	$4.59	28%

Evan Greenberg, President and Chief Executive Officer of ACE Limited, commented: “The strength of our organization was demonstrated in 2004. Despite record natural catastrophes around the world, and a fourth quarter reserve charge to our run-off operations, we produced a combined ratio of 96.6%. Our P&C premium growth exceeded 20%, and our investment income and book value grew to record levels while we substantially added to our loss reserve position. We are entering 2005 with a strong balance sheet, and we are well positioned throughout the world to continue our growth in earnings and book value.”

Other 2004 operating highlights were as follows:

•	P&C net premiums written increased 22.3% for the year

•	The combined ratio was 96.6% for the year compared with 91.5% a year ago

•	Operating cash flow amounted to a record $4.8 billion for the year

•	Cash and invested assets increased by $5 billion in 2004

•	Net investment income increased 16% for the year to $1 billion

•	Shareholders’ equity increased 11.3% for the year to $9.8 billion

•	Tangible equity rose to $7.2 billion, a gain of 18% from year-end 2003

•	Debt to total capital ratio improved to 16.3% from 16.9% at year-end 2003

•	Return on equity for 2004 was 10.7%(2) ; excluding FAS 115, it was 11.6%

•	Book value per share as of December 31, 2004 increased 10% in 2004 to $32.48(3)

Financial results by business segment follow. Further details are available in the financial supplement. Key items include:

•	Insurance-North American: Net premiums written increased 27% for the year and the combined ratio was 90.4% excluding the A&E and catastrophe losses.(1)

•	Insurance-Overseas General: Net premiums written increased 17% for the year. The segment’s combined ratio improved to 87.5%.

•	Global Reinsurance: Net premiums written were up 24% for the year. This segment had a combined ratio of 93.7%. Adjusted for catastrophes the combined ratio was 72.4% compared to 68.2% for 2003.

•	Financial Services: Income excluding net realized gains (losses) decreased 9% for the year.

Please refer to the ACE Financial Supplement December 31, 2004, which is posted on the Company’s website, for more detailed information on individual segment performance, together with additional disclosure on reinsurance recoverable, loss reserves, catastrophe loss charges by segment, investment portfolio and capital structure. ACE’s website reference (url) is http://media.corporate-ir.net/media_files/nys/ace/reports/fin_supp_december_31_2004.xls. (Due to the length of this URL, it may be necessary to copy and paste this hyperlink into your Internet browser’s URL address field.)

ACE Limited (NYSE: ACE) will host its fourth quarter year-end earnings conference call and webcast on Thursday, February 3, 2005 beginning at 8:30 a.m. EST. The call is available via live and archived webcast at www.acelimited.com. Please refer to our website in “Investor Information, Calendar of Events” for details.

If you are unable to listen to the live webcast, a replay of the call will be available from approximately 11:30 a.m. EST on Thursday, February 3, 2005 until Thursday, March 3, 2005. To listen to the replay, dial: 1-877-519-4471 (in the United States) or 1-973-341-3080 (international); passcode 5527078.

The ACE Group of Companies is a global leader in insurance and reinsurance serving a diverse group of clients. A component of the Standard & Poor’s 500 stock index, The ACE Group conducts its business on a worldwide basis with operating subsidiaries in approximately 50 countries. Additional information can be found at: www.acelimited.com.

1Non-GAAP Financial Measures:

Income (loss) excluding net realized gains (losses) and the tax effect of net realized gains (losses) is a common performance measurement. We believe this presentation enhances the understanding of our results of operations by highlighting the underlying profitability of our insurance business. We exclude net realized gains (losses) because the amount of these gains (losses) is heavily influenced by, and fluctuates in part according to, the availability of market opportunities.

Underwriting income is calculated by subtracting losses and loss expenses, life and annuity benefits, policy acquisition costs and administrative expenses from net premiums earned. We use underwriting income and operating ratios to monitor the results of our operations without the impact of certain factors, including net investment income, other (income) expense, interest and income tax expense and net realized gains (losses). We believe the use of these measures enhances the understanding of our results of operations by highlighting the underlying profitability of our insurance business.

Income (loss) excluding net realized gains (losses), A&E and catastrophe losses is presented because those losses are deemed to be significant to the quarter and the year end. The separate presentation is useful to understand the impact of these factors on our financial results and how management evaluates the Company’s financial performance.

These measures should not be viewed as a substitute for net income determined in accordance with generally accepted accounting principles (GAAP).

2Calculated using income excluding net realized gains (losses).

3Diluted book value per ordinary share is ordinary shareholders’ equity and net proceeds from assumed conversions of outstanding in-the-money options divided by the sum of shares outstanding and the number of options assumed issued.

Cautionary Statement Regarding Forward-Looking Statements:

Any forward-looking statements made in this press release reflect the Company’s current views with respect to future events and financial performance and are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Such statements involve risks and uncertainties, which may cause actual results to differ materially from those set forth in these statements. For example, the Company’s forward-looking statements could be affected by competition, pricing and policy term trends, the levels of new and renewal business achieved, market acceptance, changes in demand, the frequency of unpredictable catastrophic events, actual loss experience, uncertainties in the reserving or settlement process, new theories of liability, judicial, legislative and other governmental developments, litigation tactics, the amount and timing of reinsurance recoverable, actual market developments, rating agency action, possible terrorism or the outbreak and effects of war and economic, political, regulatory, insurance and reinsurance business conditions, as well as management’s response to these factors, and other factors identified in the Company’s filings with the Securities and Exchange Commission. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the dates on which they are made. The Company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

(tables to follow)

ACE Limited Summary Consolidated Balance Sheets (in millions of U.S. dollars, except per share data)
	December 31 2004	December 31 2003
	(Unaudited)
Assets
Total investments	$28,506	$23,446
Cash	534	562
Insurance and reinsurance balances receivable	3,272	2,837
Reinsurance recoverable	15,254	14,081
Other assets	8,776	8,628

Total assets	$56,342	$49,553

Liabilities
Unpaid losses and loss expenses	$31,513	$27,155
Unearned premiums	5,923	6,051
Other liabilities	9,070	7,512

Total liabilities	$46,506	$40,718

Shareholders’ equity
Total shareholders’ equity	$9,836	$8,835

Total liabilities and shareholders’ equity	$56,342	$49,553

Diluted book value per ordinary share(3)	$32.48	$29.46

ACE Limited Summary Consolidated Financial Data (in millions of U.S. dollars, except share, per share data, and ratios) (Unaudited)
	Three Months Ended December 31		Years Ended December 31
	2004	2003	2004	2003
Gross premiums written	$3,659	$3,668	$16,097	$14,637
Net premiums written	2,655	2,573	11,528	10,215
Net premiums earned	2,895	2,827	11,136	9,602

Losses and loss expenses	2,213	1,857	7,714	6,118
Life and annuity benefits	38	44	172	181
Policy acquisition costs	411	384	1,558	1,357
Administrative expenses	338	320	1,288	1,160

Underwriting income (loss)(1)	(105)	222	404	786

Net investment income	275	228	1,001	861
Net realized gains (losses)	128	128	195	252
Interest expense	44	44	183	177
Other expense	—	19	2	27
Income tax expense (benefit)	(28)	71	276	278

Net income	282	444	1,139	1,417
Preference shares dividend	(12)	(11)	(45)	(26)
FELINE PRIDE dividend	—	—	—	(10)

Net income available to holders of ordinary shares	$270	$433	$1,094	$1,381

Diluted earnings per share:
Income excluding net realized gains (losses) (1)	0.54	1.12	3.30	4.21
Net income	0.94	1.53	3.83	5.01

Weighted average diluted shares outstanding	286,048,064	282,647,642	285,487,854	275,655,969

Loss and loss expense ratio	77.9%	66.8%	70.7%	65.0%
Policy acquisition cost ratio	14.3%	13.6%	14.1%	14.2%
Administrative expense ratio	11.8%	11.5%	11.8%	12.3%
Combined ratio	104.0%	91.9%	96.6%	91.5%

Ratios exclude life reinsurance business

ACE Limited Consolidated Supplemental Segment Information (in millions of U.S. dollars) (Unaudited)
	Three Months Ended December 31		Years Ended December 31
	2004	2003	2004	2003

Gross Premiums Written

Insurance—North American	$1,898	$1,764	$8,124	$6,895
Insurance—Overseas General	1,392	1,341	5,858	5,191
Global Reinsurance*	340	274	1,795	1,505
Financial Services	29	289	320	1,046

Total	$3,659	$3,668	$16,097	$14,637

Net Premiums Written

Insurance—North American	$1,208	$1,048	$5,098	$4,015
Insurance—Overseas General	1,087	982	4,370	3,751
Global Reinsurance*	334	267	1,744	1,410
Financial Services	26	276	316	1,039

Total	$2,655	$2,573	$11,528	$10,215

Net Premiums Earned

Insurance—North American	$1,259	$991	$4,678	$3,654
Insurance—Overseas General	1,126	1,007	4,322	3,563
Global Reinsurance*	414	357	1,616	1,284
Financial Services	96	472	520	1,101

Total	$2,895	$2,827	$11,136	$9,602

Income (Loss) Excluding Net Realized Gains (Losses)(1)

Insurance—North American	$(126)	$153	$242	$532
Insurance—Overseas General	192	94	523	315
Global Reinsurance*	120	95	254	361
Financial Services	39	57	211	231
Corporate	(59)	(71)	(242)	(242)

Total	$166	$328	$988	$1,197

* Includes both property and casualty reinsurance and life reinsurance

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